Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of Shearson Financial Network, Inc. (to be filed on or about November 8, 2007) of our reports appearing in Shearson Financial Network, Inc.’s Form 10-KSB for the year ended December 31, 2006, as amended.

/s/ Pollard Kelley Auditing Services, Inc.
Pollard Kelley Auditing Services, Inc.
Independence, OH
November 8, 2007